                                                                  EXHIBIT (a)(1)

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                       EFFECTIVE MANAGEMENT SYSTEMS, INC.
                                       AT
                              $4.50 NET PER SHARE
                                       BY

                             IFS ACQUISITION, INC.
                          A WHOLLY-OWNED SUBSIDIARY OF

                               IFS AMERICAS, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
             FRIDAY, OCTOBER 15, 1999 UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF SEPTEMBER 1, 1999 (THE "MERGER AGREEMENT"), BY AND AMONG IFS AMERICAS, INC. ("PARENT"), IFS ACQUISITION, INC. (THE "PURCHASER") AND EFFECTIVE MANAGEMENT SYSTEMS, INC. (THE "COMPANY"). THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE STOCK OPTION AGREEMENT DESCRIBED BELOW, THE OFFER AND THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED THEREBY AND DETERMINED THAT THE OFFER PRICE TO BE RECEIVED FOR EACH SHARE OF THE COMPANY'S COMMON STOCK IN THE OFFER AND THE MERGER IS FAIR TO THE SHAREHOLDERS OF THE COMPANY, AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT THERETO.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE (THE "COMPANY COMMON STOCK" OR "SHARES"), OF THE COMPANY, THAT WILL REPRESENT AT LEAST 75% OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS (WITHOUT GIVING PRO FORMA EFFECT TO THE POTENTIAL ISSUANCE OF ANY SHARES ISSUABLE UNDER THE STOCK OPTION AGREEMENT) ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION"), AND (2) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR CONDITION"). THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS THAT ARE CONTAINED IN THIS OFFER TO PURCHASE. SEE "SECTION 15. CERTAIN CONDITIONS OF THE OFFER."

     THE OFFER IS NOT CONDITIONED ON PURCHASER OBTAINING FINANCING. THE FINANCING IS BEING RAISED BY INDUSTRIAL & FINANCIAL SYSTEMS, IFS AB ("IFS AB") PURSUANT TO A RIGHTS OFFERING TO ITS EXISTING SHAREHOLDERS AND IS GUARANTEED BY AN UNCONDITIONAL AND IRREVOCABLE OBLIGATION BY ALFRED BERG FONDKOMMISSION AB, A NORDIC INVESTMENT BANKING FIRM. SEE "SECTION 9. SOURCE AND AMOUNT OF FUNDS." PARENT IS A WHOLLY-OWNED SUBSIDIARY OF IFS AB.

                                   IMPORTANT

     Any shareholder desiring to tender all or any portion of such shareholder's Shares should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it, together with the certificate(s) evidencing tendered Shares and any other required documents, to the Depositary (as defined herein) or tender such Shares pursuant to the procedures for book-entry transfer set forth in "Section 3. Procedure for Tendering Shares" or (2) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. Any shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such Shares.

     A shareholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in "Section 3. Procedure for Tendering Shares."

     Questions or requests for assistance may be directed to the Information Agent (as defined herein) at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

                    The Information Agent for the Offer is:

                        [MACKENZIE PARTNERS, INC. LOGO]



September 8, 1999

                               TABLE OF CONTENTS

INTRODUCTION................................................    1
THE OFFER...................................................    3
   1.  Terms of the Offer...................................    3
   2.  Acceptance for Payment and Payment for Shares........    5
   3.  Procedure for Tendering Shares.......................    6
   4.  Withdrawal Rights....................................    9
   5.  Certain United States Federal Income Tax
     Consequences...........................................    9
   6.  Price Range of Shares; Dividends on the Shares.......   10
   7.  Certain Information Concerning the Company...........   11
   8.  Certain Information Concerning Parent and
     Purchaser..............................................   12
   9.  Source and Amount of Funds...........................   14
  10.  Background of the Offer..............................   14
  11.  The Merger Agreement and Related Documents...........   16
  12.  Purpose of the Offer and the Merger; Plans for the
     Company................................................   24
  13.  Dividends and Distributions..........................   26
  14.  Effect of the Offer on the Market for the Shares and
       Exchange Act Registration............................   26
  15.  Conditions of the Offer..............................   26
  16.  Certain Regulatory and Legal Matters.................   27
  17.  Fees and Expenses....................................   29
  18.  Miscellaneous........................................   30

SCHEDULE I -- Directors and Executive Officers of IFS AB,
  Parent and Purchaser

To the Holders of Common Stock of Effective Management Systems, Inc.:

                                  INTRODUCTION

     IFS Acquisition, Inc., a Wisconsin corporation ("Purchaser"), and a wholly owned subsidiary of IFS Americas, Inc., a Delaware corporation ("Parent"), hereby offers to purchase all outstanding shares of common stock, par value $.01 per share (the "Company Common Stock" or "Shares"), of Effective Management Systems, Inc., a Wisconsin corporation (the "Company"), at a price of $4.50 per Share (such price or any higher price per Share paid in the Offer (as defined below), being hereinafter referred to as the "Offer Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the related Letter of Transmittal (the "Letter of Transmittal," which, together with the Offer to Purchase, as each may be amended and supplemented from time to time, constitute the "Offer"). Parent is a wholly-owned subsidiary of Industrial & Financial Systems, IFS AB, a corporation organized under the laws of Sweden ("IFS AB").

     Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 5 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. However, any tendering shareholder or other payee who fails to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal may be subject to a required backup federal income tax withholding of 31% of the gross proceeds payable to such shareholder or other payee pursuant to the Offer. See "Section 3. Procedure for Tendering Shares." The Purchaser will pay all charges and expenses of American Stock Transfer & Trust Company, as Depositary (the "Depositary"), and MacKenzie Partners, Inc., as Information Agent (the "Information Agent"), incurred in connection with the Offer. See "Section 17. Fees and Expenses."

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT (AS DEFINED BELOW), THE STOCK OPTION AGREEMENT (AS DEFINED BELOW), THE OFFER AND THE MERGER (AS DEFINED BELOW) AND THE OTHER TRANSACTIONS CONTEMPLATED THEREBY AND DETERMINED THAT THE OFFER PRICE TO BE RECEIVED FOR EACH SHARE IN THE OFFER AND THE MERGER IS FAIR TO THE SHAREHOLDERS OF THE COMPANY, AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT THERETO.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE OF THE OFFER THAT NUMBER OF SHARES WHICH WILL REPRESENT AT LEAST 75% OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS (WITHOUT GIVING PRO FORMA EFFECT TO THE POTENTIAL ISSUANCE OF ANY SHARES ISSUABLE UNDER THE STOCK OPTION AGREEMENT) ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION") AND (2) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER (THE "HSR ACT" AND THE "HSR CONDITION"). THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS DESCRIBED IN SECTION 15. THE OFFER IS NOT CONDITIONED ON THE RECEIPT OF FINANCING. THE FINANCING IS BEING RAISED BY IFS AB PURSUANT TO A RIGHTS OFFERING TO ITS EXISTING SHAREHOLDERS AND IS GUARANTEED BY AN UNCONDITIONAL AND IRREVOCABLE OBLIGATION BY ALFRED BERG FONDKOMMISSION AB, A NORDIC INVESTMENT BANKING FIRM. SEE "SECTION 9. SOURCE AND AMOUNT OF FUNDS."

     IN CONNECTION WITH THE MERGER AGREEMENT, PARENT AND THE PURCHASER ENTERED INTO A STOCK OPTION AGREEMENT WITH THE COMPANY. UPON THE TERMS AND CONDITIONS SET FORTH IN THE STOCK OPTION AGREEMENT, THE COMPANY GRANTED TO THE PURCHASER AN IRREVOCABLE OPTION TO PURCHASE FROM THE

COMPANY AT THE OFFER PRICE NEWLY ISSUED SHARES IN AN AMOUNT EQUAL TO
THE NUMBER OF SHARES THAT, WHEN ADDED TO THE NUMBER OF SHARES OWNED BY THE PURCHASER AND ITS AFFILIATES IMMEDIATELY FOLLOWING CONSUMMATION OF THE OFFER, SHALL CONSTITUTE 90% OF THE SHARES THEN OUTSTANDING ON A FULLY DILUTED BASIS (GIVING EFFECT TO THE ISSUANCE OF SUCH SHARES). THE STOCK OPTION AGREEMENT IS DESCRIBED MORE FULLY IN "SECTION 11. THE MERGER AGREEMENT AND RELATED DOCUMENTS."

     The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of September 1, 1999, by and among Parent, the Purchaser and the Company (the "Merger Agreement"), which provides, among other things, for the commencement of the Offer by the Purchaser and further provides that upon the terms and subject to the satisfaction or waiver of the conditions of the Offer (including the Minimum Condition and the HSR Condition), the Purchaser will purchase all Shares validly tendered pursuant to the Offer. The Merger Agreement also provides that following consummation of the Offer, and in accordance with the Wisconsin Business Corporation Law ("WBC"), the Purchaser and the Company will be merged (the "Merger"). Following consummation of the Merger, the surviving corporation in the Merger (the "Surviving Corporation") will be a wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held by Parent, the Purchaser, any wholly owned subsidiary of Parent or the Purchaser, in the treasury of the Company or by any wholly owned subsidiary of the Company and other than Shares held by shareholders who shall have properly exercised their dissenters' rights, if any, under the WBC) will be converted into the right to receive in cash the Offer Price (the "Merger Price"). The Merger Agreement is more fully described in "Section 11. The Merger Agreement and Related Documents."

     Tucker Anthony Cleary Gull, the Company's financial advisor, has delivered to the Board of Directors of the Company its written opinion to the effect that, as of the date of such opinion, the cash consideration to be received in the Offer and the Merger, based upon and subject to the assumptions and limitations set forth in such opinion, by the Company's shareholders is fair to such shareholders from a financial point of view. Such opinion is set forth in full as an annex to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to shareholders of the Company herewith.

     The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including the approval of the Merger Agreement by the requisite vote, if any, of the shareholders. See "Section 11. The Merger Agreement and Related Documents" and "Section 12. Purpose of the Offer and the Merger; Plans for the Company."

     Pursuant to the Merger Agreement, the Company has agreed to take all action necessary under the WBC and its Restated Articles of Incorporation and Bylaws to convene a meeting of its shareholders promptly following consummation of the Offer to consider and vote on the Merger. If the Purchaser owns at least 75% of the outstanding Shares, approval of the Merger can be obtained without the affirmative vote of any other shareholder of the Company. See "Section 11. The Merger Agreement and Related Documents."

     On September 1, 1999, Parent and the Purchaser entered into a Stock Option Agreement with the Company. Pursuant to the Stock Option Agreement, if the Purchaser owns at least 75% but less than 90% of the outstanding Shares, the Purchaser may exercise an irrevocable option to purchase from the Company at the Offer Price newly issued Shares in an amount equal to the number of shares that, when added to the number of Shares owned by the Purchaser and its affiliates immediately following consummation of the Offer, shall constitute 90% of the Shares then outstanding on a fully diluted basis (giving effect to the issuance of the Option Shares). The Stock Option Agreement is described more fully in
Section 11.

     The Purchaser presently intends to seek to cause the Company to make an application for the termination of the registration of the Shares under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as soon as possible after the purchase of all validly tendered Shares pursuant to the Offer if the requirements for termination of registration are met. See "Section 14. Effect of the Offer on the Market for the Shares and Exchange Act Registration."

     Concurrently with the execution of the Merger Agreement, and as an inducement to Parent and the Purchaser to enter into the Merger Agreement, Parent and the Purchaser executed the Stockholder Agreements, dated September 1, 1999 (the "Stockholder Agreements"), with certain shareholders (the "Selling Shareholders"). Pursuant to the Stockholder Agreements, upon the terms set forth therein, the Selling Shareholders have agreed to validly tender (and not to withdraw), in accordance with the terms of the Offer, 1,670,400 Shares (excluding Shares issuable upon the exercise of outstanding options) owned (beneficially or of record) by the Selling Shareholders. The Shares subject to the Stockholder Agreements represent approximately 40% of the Shares outstanding (and approximately 25% of the Shares outstanding on a fully diluted basis). See "Section 11. The Merger Agreement and Related Documents."

     The Merger Agreement provides that, promptly upon payment by the Purchaser for the tendered Shares, subject to certain limitations, the Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board as is equal to the product of the total number of directors on the Board (determined after giving effect to the directors designated by the Purchaser pursuant to the Merger Agreement) multiplied by the percentage that the aggregate number of Shares beneficially owned by the Purchaser or its affiliates bears to the total number of Shares then outstanding. In the Merger Agreement, the Company has agreed, upon the request of the Purchaser, to promptly take all actions necessary to cause the Purchaser's designees to be so elected, including, if necessary, seeking the resignations of one or more existing directors. If the Purchaser's designees are so elected, prior to the Effective Time, the Board shall always have at least two members who are neither officers, directors, shareholders or designees of the Purchaser or any of its affiliates.

     The Company has represented and warranted that, as of August 31, 1999, there were (i) 4,130,986 shares of Common Stock issued and outstanding, (ii) 1,963.63 shares of Series B 8% Convertible Redeemable Preferred Stock (the "Series B Stock") outstanding, and (iii) 2,494,760 Shares reserved for issuance upon the exercise of outstanding stock options and warrants and upon conversion of the Series B Stock. The Merger Agreement provides, among other things, that the Company will not, without the prior written consent of Parent, issue any additional Shares (except on the exercise or conversion of outstanding stock options, warrants, the Series B Stock or pursuant to the Stock Option Agreement).

     Based on the foregoing and assuming no additional Shares (or options or other rights exercisable for, or securities convertible into, Shares) have been issued (other than Shares issued pursuant to the exercise or conversion of outstanding stock options, warrants or the Series B Stock), if the Purchaser were to purchase approximately 4,969,310 Shares (3,098,240 Shares assuming no outstanding stock options, warrants or Series B Stock are exercised or converted) pursuant to the Offer (including the 1,670,400 Shares held by the Selling Shareholders who have agreed to tender such Shares), the Minimum Condition would be satisfied. If the Minimum Condition is satisfied, the Purchaser would be able to effect the Merger without the affirmative vote of any other shareholder of the Company.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

1. TERMS OF THE OFFER

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date, and not theretofore withdrawn in accordance with "Section 4. Withdrawal Rights" of this Offer to Purchase, as soon as legally permitted and practicable after the commencement of the Offer. The term "Expiration Date" means 5:00 p.m., New York City time, on Friday, October 15, 1999, unless Purchaser shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date as of which the Offer, as so extended by Purchaser, shall expire. UNDER NO CIRCUMSTANCES WILL ANY INTEREST BE

PAID ON THE OFFER PRICE FOR TENDERED SHARES REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     The Offer is conditioned upon, among other things, satisfaction of the Minimum Condition and the HSR Condition. If any or all of such conditions are not satisfied, or if any or all of the other events set forth in "Section 15. Certain Conditions of the Offer" shall have occurred prior to the Expiration Date, Purchaser reserves the right (but shall not be obligated) to (i) decline to purchase any of the Shares tendered in the Offer and terminate the Offer and return all tendered Shares to the tendering shareholders, subject to the terms of the Merger Agreement, (ii) waive or amend any conditions to the Offer to the extent permitted by applicable law and permitted under the Merger Agreement or
(iii) subject to the Merger Agreement and complying with applicable rules and regulations of the Commission, purchase all Shares validly tendered, or extend the Offer and, subject to the right of shareholders to withdraw Shares until the Expiration Date, retain the Shares which have been tendered during the period or periods for which the Offer is extended. The Merger Agreement provides that if the conditions to the Offer are not satisfied, or waived by the Purchaser, as of the initial Expiration Date (or any subsequently scheduled expiration date), the Purchaser may extend the Offer at its discretion, from time to time, in increments of up to ten business days, but in no event past October 31, 1999.

     Subject to the Merger Agreement and the applicable rules and regulations of the Commission, the Purchaser reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in "Section 15. Certain Conditions of the Offer" hereof shall have occurred or shall have been determined by the Purchaser to have occurred, to (i) extend the period of time during which the Offer is open, and thereby delay acceptance for payment of, or payment for, any Shares by giving oral or written notice of such extension and delay to the Depositary or (ii) waive or reduce any condition or amend the Offer in any other respect by giving oral or written notice of such waiver or amendment to the Depositary. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of a tendering shareholder to withdraw such shareholder's Shares. See "Section 4. Withdrawal Rights." Under no circumstances will interest be paid on the purchase price for tendered Shares, whether or not the Purchaser exercises its right to extend the Offer. Without the prior written consent of the Company, the Purchaser will not (i) decrease the Offer Price or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought to be purchased in the Offer, (iii) amend or waive satisfaction of the Minimum Condition, or (iv) amend any other term of the Offer in any manner adverse to the holders of any Shares, except that the Purchaser may, in its discretion, extend each Expiration Date from time to time for up to ten business days (but in no event past October 31, 1999) in the event that any condition to the Offer set forth in "Section 15. Certain Conditions of the Offer" of this Offer to Purchase is not satisfied or waived.

     The rights reserved by the Purchaser in the two preceding paragraphs are in addition to the Purchaser's rights pursuant to "Section 15. Certain Conditions of the Offer." There can be no assurance that the Purchaser will exercise its right to extend the Offer. Any extension, amendment, delay, waiver or termination will be followed as promptly as practicable by public announcement. In the case of an extension, Rule 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14d-4(w) under the Exchange Act. Without limiting the obligation of the Purchaser under such Rule or the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make announcements by issuing a release to the Dow Jones News Service.

     If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in "Section 4. Withdrawal Rights." However, the ability of the Purchaser to delay the payment for Shares which the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms. In a public release, the Commission has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition, such as the Minimum Condition, is a material change in the terms of the Offer. The release states that an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the offer price and the number of shares being sought, a minimum of ten business days may be required to allow adequate dissemination and investor response. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equal or exceed the minimum extension period that would be required because of such amendment. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

     The Company has provided the Purchaser with the Company's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares and certain securities convertible into Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and certain securities convertible into Shares whose names appear on the Company's shareholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares and certain securities convertible into Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date, and not theretofore withdrawn in accordance with "Section 4. Withdrawal Rights" of this Offer to Purchase, promptly after the later to occur of (a) the Expiration Date, (b) the expiration or termination of any applicable waiting period under the HSR Act and (c) subject to compliance with the applicable rules and regulations of the Commission, including Rule 14e-l(c) under the Exchange Act, the satisfaction or waiver of the conditions set forth in "Section 15. Certain Conditions of the Offer" of this Offer to Purchase. All questions as to the satisfaction of such terms and conditions will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. Notwithstanding the immediately preceding sentence and subject to applicable rules and regulations of the Commission and the terms of the Merger Agreement, Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory approvals specified in "Section 16. Certain Regulatory and Legal Matters" or in order to comply in whole or in part with applicable laws. Any such delay will be effected in compliance with Rule 14e-l(c) under the Exchange Act (which requires a bidder to pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer).

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the Share Certificates or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in "Section 3. Procedure for Tendering Shares," (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, an Agent's Message (as defined below) in the case of a book-entry transfer and (iii) any other documents required under the Letter of Transmittal. The per Share consideration paid to any shareholder pursuant to the Offer will be the highest per Share consideration paid to any other shareholder pursuant to the Offer.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for all tendering shareholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering shareholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR SHARES, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

     If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered or accepted for payment, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in "Section 3. Procedure for Tendering Shares," such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

     Upon the deposit of funds with the Depositary for the purpose of making payments to tendering shareholders, the Purchaser's obligation to make such payments shall be satisfied and tendering shareholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. The Purchaser will pay any stock transfer taxes with respect to the transfer and sale to it or its order pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent.

     If the Purchaser is delayed in its acceptance for payment of or payment for Shares or is unable to accept for payment or pay for Share pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-l(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering Shareholders are entitled to exercise, and duly exercise, withdrawal rights as described in "Section 4. Withdrawal Rights."

3. PROCEDURE FOR TENDERING SHARES

     Valid Tender of Shares. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either (i) Share Certificates, representing tendered Shares must be received by the Depositary, or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below and a Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date, or
(ii) the guaranteed delivery procedures set forth below must be complied with.

     Book-Entry Transfer. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedure described below.

     DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of the Medallion Signature Guarantee Program, or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate is not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the certificates, with the signature(s) on such certificates or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's Share Certificates are not immediately available or such shareholder cannot deliver all required documents to the Depositary prior to the Expiration Date, or such shareholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

          (iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days of the date of execution of such Notice of

     Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by telegram or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates, evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by the Purchaser, regardless of any extension of the Offer or any delay in making such payment.

     The Purchaser's acceptance for payment of Shares validly tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Subject to the Merger Agreement, Purchaser also reserves the absolute right to waive any condition of the Offer or any defect or irregularity in the tender of any Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent, IFS AB, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Appointment as Proxy. By executing the Letter of Transmittal as set forth above, a tendering shareholder irrevocably appoints designees of Purchaser as such shareholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such shareholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such shareholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's shareholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares.

     The foregoing proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of the shareholders, which will be made only pursuant to separate proxy solicitation materials complying with the Exchange Act.

     Backup Federal Income Tax Withholding. Under the federal income tax laws, unless an exception applies under the applicable rules and regulations, the Depositary will be required to withhold 31% of the amount of any payments made to shareholders pursuant to the Offer. To prevent backup federal income tax withholding with respect to the payment of the Offer Price for Shares purchased pursuant to the Offer, each tendering shareholder must generally provide the Depositary with his or her correct taxpayer identification number ("TIN") and certify that such shareholder is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See "Section 5. Certain United States Federal Income Tax Consequences" of this Offer to Purchase and Instruction 10 to the Letter of Transmittal. If the shareholder is a nonresident alien or foreign entity not subject to back-up withholding, the shareholder must give the Depositary a completed Form W-8 Certificate of Foreign Status prior to receipt of any payments.

4. WITHDRAWAL RIGHTS

     Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after November 6, 1999. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in this "Section 4. Withdrawal Rights." Any such delay will be by an extension of the Offer to the extent required by applicable rules and regulations.

     For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in "Section 3. Procedure for Tendering Shares," any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with such Book-Entry Transfer Facility's procedures.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, Parent, IFS AB, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in "Section 3. Procedure for Tendering Shares."

5. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following discussion, subject to the limitations set forth herein, describes the material federal income tax consequences of the Offer and the Merger to holders of Shares who hold their Shares as capital assets and exchange their Shares for cash pursuant to the Offer and the Merger. The tax consequences to a specific shareholder may vary depending upon such shareholder's particular tax situation, and the discussion set forth below may not apply to certain categories of holders of Shares subject to special treatment under the

Internal Revenue Code of 1986, as amended (the "Code"), such as foreign shareholders, securities dealers, broker-dealers, insurance companies, financial institutions, tax-exempt entities and shareholders who acquired their Shares pursuant to an exercise of an employee stock option or otherwise as compensation or who hold restricted stock. The discussion is based on the Code as in effect on the date of this Offer to Purchase, as well as the rules and regulations thereunder, existing administrative interpretations and court decisions currently in effect, all of which are subject to change, retroactively or prospectively, and to possibly differing interpretations and does not address state, local or foreign tax laws. No ruling will be requested from the Internal Revenue Service (the "IRS") regarding the tax consequences of the Offer and the Merger and thus there can be no assurance that the IRS will agree with the discussion set forth below.

     The receipt of cash pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for federal income tax purposes, a tendering shareholder will recognize gain or loss equal to the difference between the amount of cash received by the shareholder pursuant to the Offer or the Merger and the aggregate tax basis in the Shares tendered by the shareholder and purchased pursuant to the Offer or converted in the Merger, as the case may be. Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer or converted in the Merger, as the case may be.

     If Shares are held by a noncorporate shareholder as capital assets, gain or loss recognized by such shareholder will be capital gain or loss, which would be subject to federal income tax as short term capital gains (generally at ordinary income tax rates) if the Shares were held for one year or less and at a maximum tax rate of 20% if held for more than one year.

     A shareholder (other than certain exempt shareholders including, among others, all corporations and certain foreign individuals and entities) that tenders Shares may be subject to 31% backup withholding unless the shareholder provides TIN and certifies that such number is correct or properly certifies that it is awaiting a TIN, or unless an exemption applies. A shareholder that does not furnish its TIN may be subject to a penalty imposed by the IRS. See "Section 3. Procedure for Tendering Shares."

     If backup withholding applies to a shareholder, the Depositary is required to withhold 31% from payments to such shareholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the Federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the shareholder upon filing an income tax return.

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE MAY NOT APPLY TO CERTAIN CATEGORIES OF HOLDERS OF SHARES SUBJECT TO SPECIAL TREATMENT UNDER THE CODE, SUCH AS FOREIGN HOLDERS AND HOLDERS WHOSE SHARES WERE ACQUIRED PURSUANT TO THE EXERCISE OF AN EMPLOYEE STOCK OPTION OR OTHERWISE AS COMPENSATION, OR WHO HOLD RESTRICTED STOCK. SHAREHOLDERS OF THE COMPANY ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE OFFER AND THE PROPOSED MERGER, INCLUDING ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES OF THE OFFER AND THE PROPOSED MERGER.

6. PRICE RANGE OF SHARES; DIVIDENDS ON THE SHARES

     According to the Company's Form S-1 Registration Statement, dated April 15, 1999 (the "Form S-1"), the Shares currently are traded on the OTC Bulletin Board under the symbol EMSI. The Shares were traded on the Nasdaq Stock Market for fiscal 1997 and through November 6, 1998 for the fiscal year ended November 30, 1998 under the same symbol. The following table sets forth the range of high and low bid closing quotations (and for periods prior to November 6, 1998, the high and low sale prices) per Share for the periods indicated through August 31, 1999. The Company did not pay any dividends on the Common Stock during such periods.

                                                              HIGH      LOW
                                                              -----    ------
1997:
  First Quarter.............................................  $7.75    $    5.50
  Second Quarter............................................   7.50         6.50
  Third Quarter.............................................   6.13         4.00
  Fourth Quarter............................................   6.50         4.00
1998:
  First Quarter.............................................  $4.38    $    2.06
  Second Quarter............................................   5.88         3.00
  Third Quarter.............................................   5.38         2.88
  Fourth quarter............................................   3.75         1.88
1999:
  First Quarter.............................................  $2.25    $    1.31
  Second Quarter............................................   2.06          .88
  Third Quarter.............................................   3.38         1.13

     On September 1, 1999, the last full trading day prior to Purchaser's first public announcement of its intention to make the Offer, the closing quotation per Share as reported on the OTC Bulletin Board was $3.4375. HOLDERS OF SHARES ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

7. CERTAIN INFORMATION CONCERNING THE COMPANY

     The information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or is based upon publicly available documents and records on file with the Commission and other public sources. None of Parent, Purchaser or IFS AB assumes any responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent and Purchaser.

     General. According to the Form S-1, the Company is a Wisconsin corporation with its principal executive offices located at 12000 West Park Place, Milwaukee, Wisconsin 53224. The Company develops, procures, markets and supports integrated manufacturing and business management software. The Company also provides services support for software products and sells computer hardware. The software products the Company offers include: TCM(R), which is a pre-integrated manufacturing execution system software program, meaning that it aids enterprises in resource planning, accounting and executing and making manufacturing decisions, and FACTORYnet(R) I/S, which is an integrated software program providing production management, shop floor scheduling, and operations support. The Company also offers the manufacturing software of the Baan Company, which is an enterprise resource planning and accounting system.

     Financial Information. Set forth below is selected consolidated financial data with respect to the Company excerpted or derived in part from the audited financial statements contained in the Company's Form S-1 and from the unaudited financial statements contained in the Company's Quarterly Report on Form 10-Q for the quarter ended May 31, 1999, in each case filed by the Company with the Commission. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission. For the periods covered by such reports, the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below.

                       EFFECTIVE MANAGEMENT SYSTEMS, INC.

                      SELECTED CONSOLIDATED FINANCIAL DATA
             (IN THOUSANDS, EXCEPT PER SHARE DATA AND PERCENTAGES)

                                              SIX MONTHS ENDED
                                                   MAY 31,          YEAR ENDED NOVEMBER 30,
                                              -----------------   ----------------------------
                                               1999      1998       1998      1997      1996
                                              -------   -------   --------   -------   -------
STATEMENT OF OPERATIONS DATA
          Total Net Revenues................  $16,096   $19,594   $ 39,144   $42,645   $41,257
          Total Costs of
            Products/Services...............   10,401    10,578     22,776    22,860    21,163
          Total Costs/Operation Expenses....   19,922    28,174     49,147    45,046    40,874
Loss from Operations........................   (3,826)   (8,580)   (10,003)   (2,401)      383
          Net Income (loss).................  $(4,170)  $(8,896)  $(10,590)  $(2,160)  $   153
                                              =======   =======   ========   =======   =======
PER SHARE DATA
          Net Income (loss) Per Common
            Share -- Basic and Diluted......    (1.01)    (2.19)     (2.59)     (.53)      .04
BALANCE SHEET DATA (AS OF THE DATES
  INDICATED)
          Total Current Assets..............    7,725    11,280     13,818    13,726    14,109
          Total Long Term Assets............   10,459    10,348     10,342    15,071    13,337
Total Assets................................  $18,184   $21,628   $ 24,160   $28,797   $27,446
                                              =======   =======   ========   =======   =======
          Total Current Liabilities.........   17,784    11,611     19,428    11,941     9,713
Total Liability and Shareholders' Equity....  $18,184   $21,628   $ 24,160   $28,797   $27,446
                                              =======   =======   ========   =======   =======

     The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, NW, Washington, D.C. 20549, and also should be available for inspection at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. The Commission also maintains an Internet site on the World Wide Web at http://www.sec.gov that contains reports, proxy statements and other information. Copies of such materials may also be obtained by mail, upon payment of the Commission's customary fees, by writing to its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549.

8. CERTAIN INFORMATION CONCERNING PARENT AND PURCHASER

     General. The Purchaser is a newly incorporated Wisconsin corporation and a wholly owned subsidiary of the Parent organized in connection with the Offer and the Merger that to date has not conducted any business other than in connection with the Offer and the Merger. The principal executive offices of the Purchaser are located at 1900 East Golf Road, Suite 900, Schaumburg, Illinois 60173.

     Until immediately prior to the time that the Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that the Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger.

     Parent is a Delaware corporation with its principal executive offices located at 1900 East Golf Road, Suite 900, Schaumburg, Illinois 60173. Parent is a newly incorporated corporation and a wholly owned subsidiary of IFS AB, organized in connection with the Offer and the Merger and that to date has not conducted any business other than in connection with the Offer and the Merger.

     IFS AB is a corporation organized under the laws of Sweden. Its principal offices are located at Teknikreingen 5, S58330 Linkoping, Sweden. IFS AB is a public company, listed on the Stockholm Stock Exchange. IFS AB is engaged in the business of developing and marketing industrial and financial systems applications, including an enterprise resource planning system for business processes relating to manufacturing, distribution, financial and office functions.

     IFS AB is not subject to the informational reporting requirements of the Exchange Act, and, accordingly, does not file reports or other information with the Commission relating to its business, financial condition and other matters. Set forth below is certain selected consolidated financial information relating to IFS AB and its subsidiaries for the fiscal years ended December 31, 1998 and 1997. The selected consolidated financial information is denominated in Swedish Kroner and prepared in accordance with the Annual Accounts Act 1995: 1554 of 1995 of the Swedish Financial Accounting Standards Council (i.e., generally accepted accounting principles in Sweden ("Swedish GAAP")). Although Swedish GAAP differs in certain significant respects from generally accepted accounting principles in the United States, Parent believes that the differences are not material to a decision by a holder of Shares whether to sell, tender or hold any Shares because any such differences would not affect the ability of the Purchaser to obtain sufficient funds to pay for the Shares to be acquired pursuant to the Offer. IFS AB has agreed, pursuant to a letter agreement with the Company dated September 1, 1999, to transfer the funds necessary to complete on a timely basis the transactions contemplated by the Merger Agreement.

                     INDUSTRIAL & FINANCIAL SYSTEMS, IFS AB

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                          (IN SWEDISH KRONER ("SEK"))

                                                              AT OR FOR THE
                                                               YEAR ENDED
                                                               DECEMBER 31
                                                              -------------
                                                              1998     1997
                                                              -----    ----
                                                              (IN MILLIONS)
INCOME STATEMENT DATA:
Amounts in accordance with Swedish GAAP:
Sales.......................................................  1,238    632
Net income..................................................      6    (37)
BALANCE SHEET DATA:
Amounts in accordance with Swedish GAAP:
Current assets..............................................    657    356
Total assets................................................  1,167    687
Shareholders' equity........................................    567    319

     The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors and executive officers of the Parent, Purchaser and IFS AB and certain other information are set forth in Schedule I hereto.

     Except as described in this Offer to Purchaser, (i) none of Purchaser, Parent, IFS AB, or, to the knowledge of the Purchaser, Parent, IFS AB, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of such persons (collectively, the "Purchaser Entities"), beneficially owns or has any right to acquire, directly or indirectly, any equity security of the Company and (ii) no Purchaser Entity or, to the knowledge of any Purchaser Entity, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in any equity security of the Company during the past 60 days.

     Except as provided in the Merger Agreement, the Stock Option Agreement and the Stockholder Agreements and as otherwise described in this Offer to Purchase, no Purchaser Entity or, to the knowledge of any Purchaser Entity, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, no Purchaser Entity or, to the best knowledge of any Purchaser Entity, any of the persons listed on
Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between any Purchaser Entity, or any of their respective subsidiaries or, to the best knowledge of any Purchaser Entity, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

9. SOURCE AND AMOUNT OF FUNDS

     The total amount of funds required by the Purchaser to purchase all of the Shares pursuant to the Offer and to pay fees and expenses related to the Offer and the Merger is estimated to be approximately $30 million. The Purchaser will obtain all funds needed for the Offer and the Merger through a capital contribution from Parent. Parent will obtain all such funds through a capital contribution from IFS AB. IFS AB is raising the funds by conducting a rights offering (the "Rights Offering") of 8,268,066 shares (including exercisable options) of IFS AB preferred stock to its existing shareholders. Each share of preferred stock is priced at SEK50 per share (approximately $6.12, based on the exchange rate as of September 7, 1999), and the Rights Offering is expected to raise approximately SEK400 million (approximately $49 million, based on the exchange rate as of September 7, 1999). The subscription period for the Rights Offering concludes October 8, 1999. Alfred Berg Fondkommission AB ("Alfred Berg") has unconditionally and irrevocably committed to purchase up to 8,000,000 shares of IFS AB preferred stock of any shares not purchased by the IFS AB shareholders in the Rights Offering. If IFS AB or its subsidiaries fail to commence a public tender offer for the Shares by September 16, 1999, or if it appears that the conditions to the Offer as set forth in the Merger Agreement will not be fulfilled, or if applicable, waived, Alfred Berg will not be obligated to purchase any shares of IFS AB preferred stock. IFS AB agreed to pay Alfred Berg a commission equal to 5% in consideration of its commitment. In the event the Rights Offering is withdrawn or canceled on or before September 17, 1999, Alfred Berg is entitled to half its commission. IFS AB has agreed, pursuant to a letter agreement with the Company dated September 1, 1999, to transfer the funds necessary to complete on a timely basis the transactions contemplated by the Merger Agreement.

10. BACKGROUND OF THE OFFER

     In 1998, IFS AB and its affiliates completed a strategic review of the opportunities and challenges facing them in the enterprise resources planning ("ERP") industry. As a result of this review, IFS AB determined that in order to further its global growth opportunities, it would be desirable for IFS AB to further establish a presence in the U.S. It was determined that the U.S. marketplace would be a strategic location because the U.S. is the largest ERP market in the world and an ERP technology leader.

     Following the strategic review, IFS AB incorporated an acquisition strategy into its business plan. In November 1998, the Board of Directors of IFS AB appointed Mr. Terje Vangbo, one of the Parent's senior executives, as President and Chief Executive Officer of IFS, Inc. ("IFS"), one of its U.S. subsidiaries, to implement the growth and acquisition strategy. Under Mr. Vangbo's leadership, IFS began to evaluate several potential business partners. On May 20, 1999, Ascent Partners, Inc., financial advisor to the Company, contacted Mr. Vangbo by telephone to ascertain whether IFS would be interested in acquiring the Company. The parties agreed that Mr. Vangbo and Mr. Michael D. Dunham, President and Chief Executive Officer of the Company, should meet. On May 24, 1999, Parent and the Company entered into a confidentiality agreement, and Mr. Dunham and Mr. Vangbo met at IFS's offices in Schaumburg, Illinois. At the meeting, Mr. Dunham provided Mr. Vangbo with certain information regarding the Company to facilitate IFS's further review and evaluation of the Company. At the end of the meeting, IFS indicated that it was interested in pursuing a possible acquisition of the Company.

     From May 24, 1999 to June 7, 1999, IFS conducted a limited review of the Company. During this period and pursuant to various telephone conferences, the parties discussed possible deal structures, and ultimately agreed that the deal structure should be in the form of a cash tender offer.

     On June 7, 1999, the Board of Directors of IFS AB authorized IFS and Mr. Vangbo to pursue the acquisition of the Company. At this meeting, Mr. Vangbo was authorized to retain the necessary legal and financial advisors to implement any possible transaction, to conduct a more thorough review of the Company, and to negotiate on behalf of IFS and IFS AB.

     On June 17, 1999, representatives of IFS met with representatives of the Company in Schaumburg, Illinois, to continue discussing the price of a possible offer. IFS proposed a price of $4.00 per Share, subject to certain conditions, including satisfactory conclusion of its due diligence review of the Company and the securing of financing. Mr. Dunham indicated that the Company was not interested in pursuing any potential transaction at that price, but noted that he would initiate further discussion with the Company's Board of Directors. Mr. Dunham subsequently indicated that the Company would consider a transaction at a higher price per Share.

     On July 1, 1999, the Board of Directors of IFS AB called an Extraordinary General Meeting of the IFS AB's Board of Directors to be held on August 2, 1999 to authorize IFS AB to issue additional shares to finance the acquisition of the Company. On July 5, 1999, Messrs. Vangbo and Dunham met in Chicago and tentatively agreed to a price of $4.50 per Share, subject to certain conditions, including satisfactory conclusion of Parent's due diligence review of the Company and securing financing and subject to the negotiation of a definitive Merger Agreement, Stock Option Agreement and Stockholder Agreements.

     Drafts of the proposed transaction documents were subsequently prepared and distributed to the parties and their advisors. During the next several weeks, representatives of Parent's legal counsel and the Company's legal counsel discussed various issues concerning the drafts of the Merger Agreement, Stock Option Agreement and Stockholder Agreements and exchanged revised drafts of the agreements. During this time, the Company indicated that a tender offer subject to a financing contingency was not an acceptable condition to the consummation of the transaction, and that financing must be obtained by Parent prior to signing any documents. On August 9, 1999, IFS AB incorporated the Purchaser in Wisconsin and on August 6, 1999 the Parent was incorporated in Delaware to facilitate the transaction.

     On August 27, 1999, IFS AB announced the commencement of a rights offering (the "Rights Offering") of 8,268,066 shares (including exercisable options) of IFS AB preferred stock to its existing shareholders. Each share of preferred stock is priced at SEK50 (approximately $6.12, based on the exchange rate as of September 7, 1999) per share, and the Rights Offering is expected to raise approximately SEK400 million (approximately $49 million based on the exchange rate as of September 7, 1999). The subscription period for the Rights Offering concludes October 8, 1999. Alfred Berg Fondkommission AB ("Alfred Berg") has unconditionally and irrevocably committed to purchase up to 8,000,000 shares of IFS AB preferred stock of any shares not purchased by the IFS AB shareholders in the Rights Offering, and IFS AB in turn has agreed to provide the funding to Parent and Purchaser necessary to complete the Offer and the Merger. IFS AB agreed to pay Alfred Berg a commission equal to 5% in consideration of its commitment. In the event the Rights Offering is withdrawn or canceled on or before September 17, 1999, Alfred Berg is entitled to half of its commission.

     Throughout this period, the Company, IFS and their respective advisors continued to negotiate the terms of the Merger Agreement, the Stock Option Agreement and the Stockholder Agreements.

     On September 1, 1999, the Company completed negotiating the Merger Agreement and the Stock Option Agreement and presented them to the Board of Directors. The Board of Directors of the Company received reports from the senior management of the Company and reviewed with counsel the final terms of the Merger Agreement and the Stock Option Agreement. Counsel also reviewed with the directors their fiduciary obligations in connection with the consideration of a transaction such as the one proposed with Parent. At this meeting, Tucker Anthony Cleary Gull, financial advisor to the Company, delivered its written opinion to the Company's Board of Directors, to the effect that, as of such date and based upon and subject to the various considerations set forth in such opinion, the proposed cash purchase price of $4.50 per share to be received by the shareholders of the Company in the Offer and the Merger was fair to such shareholders from a financial point of view. The Board of Directors then discussed the presentations it had received at this and other Board meetings and unanimously approved the Merger Agreement and the Stock Option Agreement and the transactions contemplated thereby, and authorized their execution.

     On September 1, 1999, the Board of Directors of Parent and Purchaser met and unanimously approved the Merger Agreement, the Stock Option Agreement and the transactions contemplated thereby, and authorized their execution. Following approval thereof, the parties executed and delivered the Merger Agreement and the Stock Option Agreement. Also on September 1, 1999, the Stockholder Agreements were executed by Parent, the Purchaser and the other parties thereto.

     Following execution of the foregoing documents, a joint press release announcing the execution of the definitive agreements was issued by Parent and the Company.

11. THE MERGER AGREEMENT AND RELATED DOCUMENTS

     The following is a summary of certain provisions of the Merger Agreement, the Stockholder Agreements and the Stock Option Agreement. This summary is qualified in its entirety by reference to the Merger Agreement, the Stockholder Agreements and the Stock Option Agreement, that are incorporated by reference in this Offer to Purchase and copies of which have been filed with the Commission as exhibits to the Schedule 14D-1. The Merger Agreement, the Stockholder Agreements and the Stock Option Agreement may be examined and copies may be obtained at the places set forth in Section 7 of the Offer to Purchase. Capitalized terms used but not defined in this summary have the meanings given to such terms in the respective agreement.

  THE MERGER AGREEMENT

     The Offer. The Merger Agreement provides for the commencement of the Offer as promptly as practicable after the date thereof, but in any event not later than September 8, 1999. The obligation of the Purchaser to, and of Parent to cause the Purchaser to, commence the Offer and accept for payment, and pay for, the Shares validly tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition prior to the expiration of the Offer and certain other conditions described in "Section 15. Certain Conditions of the Offer." The Purchaser agrees to purchase all such Shares at a price of $4.50 per Share. The Merger Agreement provides that, without the prior written consent of the Company, the Purchaser will not (i) decrease the Offer Price or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought to be purchased in the Offer, (iii) amend or waive satisfaction of the Minimum Condition, or (iv) amend any other term of the Offer in any manner adverse to the holders of any Shares; provided, however, that if on the Expiration Date all conditions to the Offer shall not have been satisfied or waived, the Purchaser may, from time to time in its discretion extend the Expiration Date for up to ten business days; provided further, that the Expiration Date is not extended past October 31, 1999, without the written consent of the Company.

     Recommendation. The Merger Agreement provides that the Board has unanimously approved the Merger Agreement, the Stock Option Agreement, the Offer and the Merger and the other transactions contemplated thereby and determined that the Offer Price to be received for each Share in the Offer and the Merger is fair to the shareholders of the Company and unanimously recommends that the shareholders accept the Offer and tender their Shares pursuant thereto.

     The Merger. The Merger Agreement provides that, subject to the terms and conditions thereof and in accordance with the applicable provisions of the WBC, at the Effective Time, the Purchaser will be merged with and into the Company. Following the Merger, the separate corporate existence of the Purchaser will cease and the Company will continue as the Surviving Corporation; provided, however, that upon the mutual agreement of Parent and the Company, the Merger may be structured so that the Company will be merged with and into the Purchaser, with Purchaser continuing as the Surviving Corporation. The Merger will be effected by the filing at the time of the Closing of appropriate articles of merger relating to the Merger with the Department of Financial Institutions of the State of Wisconsin.

     The Merger Agreement provides that, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Purchaser, the Company or the holders thereof, the Shares will be converted into the right to receive the Offer Price in cash, without interest thereon, as soon as is reasonably practicable upon surrender of the certificate formerly representing such Shares (other than any Shares held by Parent, the Purchaser, any wholly-owned subsidiary of Parent or the Purchaser, in the treasury of the Company or by any wholly-owned subsidiary of the Company, which Shares, by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and retired and shall cease to exist with no payment being made with respect thereto, and other than Dissenting Shares). At the Effective Time, each share of common stock, par value $.001 per share, of the Purchaser issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Notwithstanding the foregoing, if Parent and the Company agree to restructure the Merger (as described in the immediately preceding paragraph), then the outstanding shares of the Purchaser's common stock will not be affected in any manner by virtue of the Merger.

     The Merger Agreement provides that the articles of incorporation of the Purchaser, as in effect immediately prior to the Effective Time, will be the articles of incorporation of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and the WBC. The by-laws of the Purchaser in effect at the Effective Time will be the by-laws of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and the WBC.

     Vote Required to Approve the Merger. The Merger Agreement provides that if required by the Company's articles of incorporation and/or applicable law in order to consummate the Merger, the Company, acting through its Board of Directors, will, in accordance with applicable law: (i) duly call, give notice of, convene and hold a special meeting of the Company's shareholders as soon as practicable following the Acceptance Date for the purpose of considering and taking action upon the Merger Agreement; (ii) promptly prepare and file with the Commission a preliminary information or proxy statement relating to the Merger and the Merger Agreement and (x) obtain and furnish the information required to be included by the Commission in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, respond promptly to any comments made by the Commission with respect to the preliminary proxy statement and, subject to compliance with Commission rules and regulations, cause a notice of a special meeting and a definitive information or proxy statement (the "Proxy Statement") to be mailed to the shareholders of the Company no later than the time required by applicable law and the articles of incorporation and the by-laws of the Company, and (y) to obtain the necessary approvals of the Merger and the Merger Agreement by the shareholders of the Company; and (iii) subject to the provisions of the Merger Agreement, include in the Proxy Statement the recommendation of the Board of Directors of the Company that the shareholders of the Company vote in favor of the approval of the Merger and the adoption of the Merger Agreement. At any meeting or otherwise, Parent agreed that it will vote, or cause to be voted, all of the Shares then owned by it, the Purchaser or any of its subsidiaries in favor of the approval of the Merger and the adoption of the Merger Agreement. Consequently, if the Minimum Condition is satisfied (i.e., the Purchaser owns at least 75% of the outstanding Shares on a fully diluted basis), approval of the Merger can be obtained without the affirmative vote of any other shareholder of the Company.

     Pursuant to the Stock Option Agreement, if the Purchaser owns at least 75% but less than 90% of the outstanding Shares, the Purchaser may exercise an irrevocable option to purchase from the Company at the Offer Price newly issued Shares in an amount equal to the number of Shares that, when added to the number of Shares owned by the Purchaser and its affiliates immediately following consummation of the officer, shall constitute 90% of the Shares then outstanding on a fully diluted basis (giving effect to the issuance of the

Option Shares). In the event that (i) Parent, the Purchaser or any other subsidiary of Parent acquires in the aggregate at least 90% of the outstanding Shares pursuant to the Offer (including as a result of the exercise of the Stock Option Agreement) and prior transactions and (ii) Parent and the Company restructure the Merger so that the Company will be merged with and into the Purchaser, the parties to the Merger Agreement will, subject to certain conditions, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the acceptance for payment of and payment for Shares by the Purchaser pursuant to the Offer without the holding of a meeting and without a vote of any other shareholder of the Company, in accordance with Section 180.1104 of the WBC.

     Conditions to the Merger. The respective obligations of Parent, the Purchaser and the Company to consummate the Merger and the transactions contemplated thereby, if the Offer shall have been consummated, are subject to the satisfaction or waiver in writing, at or before the Effective Time, of certain conditions, including: (i) to the extent required under the Company's articles of incorporation or applicable law, the shareholders of the Company shall have duly approved the Merger Agreement and the transactions contemplated thereby; (ii) the consummation of the Merger shall not be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction or any Governmental Entity, and there shall not have been any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any Governmental Entity which prevents the consummation of the Merger; and (iii) the Purchaser shall have accepted for payment and paid for Shares tendered pursuant to the Offer in accordance with the terms of the Merger Agreement (however, this condition is not applicable to the obligations of Parent or the Purchaser if the Purchaser fails to accept for payment or pay for Shares tendered pursuant to the Offer in violation of the terms of the Offer).

     Representations and Warranties. The Merger Agreement contains various representations and warranties of the parties. These include representations and warranties by the Company with respect to, among other things, (i) organization and qualification, (ii) subsidiaries, (iii) articles of incorporation and by-laws, (iv) capitalization, (v) authority, (vi) no conflict, required filings and consents, (vii) SEC reports and financial statements, (viii) information,
(ix) absence of certain material adverse changes, (x) undisclosed liabilities,
(xi) tax matters, (xii) owned real property, (xiii) no litigation, (xiv) compliance with applicable laws, (xv) environmental matters, (xvi) employee benefit plans and ERISA, (xvii) intellectual property, (xviii) certain events,
(xix) certain approvals, (xx) contracts, (xxi) employees, (xxii) books and records, (xxiii) fairness opinion, (xxiv) brokers, (xxv) vote required, (xxvi) warrants, (xxvii) Series B Preferred Stock, and (xviii) options.

     Parent and the Purchaser have made certain representations and warranties with respect to, among other things, (i) organization and qualification, (ii) authority, (iii) no conflict, required filings and consents, (iv) information,
(v) financing, (vi) brokers, (vii) the Purchaser and (vii) share ownership.

     Directors. The Merger Agreement provides that promptly upon the payment by the Purchaser for Shares pursuant to the Offer, and from time to time thereafter, the Purchaser will be entitled to designate such number of directors, rounded up to the next whole number, on the Board as is equal to the product of the total number of directors on the Board (determined after giving effect to the directors designated by the Purchaser pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by the Purchaser or its affiliates bears to the total number of Shares then outstanding, and the Company will, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, upon request of the Purchaser, promptly take all actions necessary to cause the Purchaser's designees to be so elected, including, if necessary, promptly increasing the size of the Board or seeking the resignations of one or more existing directors, or both; provided, however, that prior to the Effective Time, the Board will always have at least two members who are neither officers, directors, shareholders or designees of the Purchaser or any of its affiliates ("Purchaser Insiders"). If the number of directors who are not Purchaser Insiders is reduced below two for any reason prior to the Effective Time, then the remaining directors who are not Purchaser Insiders (or if there is only one director who is not a Purchaser Insider, the remaining director who is not a Purchaser Insider) will be entitled to designate a person (or persons) to fill such vacancy (or vacancies) who is not an officer, director, shareholder or designee of the Purchaser or any of its affiliates and who will be a director not deemed to be a Purchaser Insider for all purposes of the Merger Agreement. At such time, the Company will, if requested by the Purchaser, also cause persons designated by the Purchaser to constitute at least the same percentage (rounded up to the next whole number) as is on the Board of each committee of the Board; provided, however, that prior to the Effective Time each committee of the Board shall have at least one member who is not a Purchaser Insider. The Company's obligation to appoint the Purchaser's designees to the Board is subject to
Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The Company will promptly take all actions required pursuant to such Section and Rule in order to fulfill its obligations. From and after the election or appointment of the Purchaser's designees and prior to the Effective Time, any amendment or termination of the Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or the Purchaser or waiver of any of the Company's rights under the Merger Agreement, or any other action taken by the Board of Directors of the Company in connection with the Merger Agreement, will require the concurrence of a majority of the directors of the Company then in office who are not Purchaser Insiders.

     Covenants. The Merger Agreement contains various covenants of the parties thereto, including covenants as to, among other things, the conduct of the business of the Company, as described in further detail below, and the following matters during the period from the date of the Merger Agreement to the Acceptance Date:

     (a) The Purchaser agreed to continue to make available to the Company a $2,000,000 line of credit providing for borrowings by the Company ($350,000 of which the Purchaser had provided to the Company as of September 1, 1999) and, as necessary and in the Purchaser's sole discretion, to increase the line of credit.

     (b) The Company agreed to provide each holder of the warrants to purchase shares of Common Stock issued by the Company in October 1998 to designees of Taglich Brothers, D'Amadeo, Wagner & Company, Incorporated (the "Underwriter Warrants"), which have an exercise price of $3.60 per Share, notice sufficient to enable each holder to have a reasonable opportunity to exercise the holder's Underwriter Warrants and receive the Offer Price for each Share underlying the Underwriter Warrants (which, as of August 31, 1999, was 54,714 Shares). Pursuant to the Merger Agreement, the Purchaser agreed to assume the obligations of the Company under the Underwriter Warrants, if required thereby.

     (c) The Company agreed to take all actions necessary, including providing any notice required by the Company's Restated Articles of Incorporation, to force the conversion of each outstanding share of its Series B Stock into Shares prior to the Acceptance Date.

     (d) The Company agreed to (i) provide each holder of the 401,440 Common Stock warrants issued under the September 1995 warrant agreement with American Stock Transfer & Trust Company, as warrant agent (the "Public Warrants"), each of which is exercisable for one share of Common Stock at a current exercise price of $6.75 per Share, notice sufficient to enable each holder to exercise the holder's Public Warrants and participate in the Offer (the holders are not entitled to participate in the Offer unless they exercise their Public Warrants) and (ii) provide the warrant agent with notice of the Merger, so that the warrant agent can provide each holder of Public Warrants notice sufficient to enable each holder to exercise the holder's Public Warrants and participate in the Merger. In addition, the Company will execute a supplemental warrant agreement with the warrant agent to ensure that each holder of Public Warrants will have the right following the Merger to exercise the holder's Public Warrants and receive the Offer Price.

     Conduct of Business of the Company. Except as required by the Merger Agreement or with the prior written consent of Parent, during the period from the date of the Merger Agreement to the Acceptance Date, the Company will and will cause each of its subsidiaries to conduct its operations only in the ordinary course of business. Without limiting the generality of the foregoing, and except as otherwise required or contemplated by the Merger Agreement, the Company will not, and will not permit any of its subsidiaries to, prior to the Effective Time, without the prior written consent of Parent: (a) adopt any amendment to its charter or by-laws or comparable organizational documents; (b) issue, reissue or sell or authorize the issuance, reissuance or sale of additional shares (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) of capital stock of any class, or shares convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible shares or capital stock, other than the issuance of Shares pursuant to the conversion or exercise of Options, nonstatutory stock options, warrants or the Series B Stock outstanding on the date of the Merger Agreement or pursuant to the Stock Option Agreement; (c) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any class or series of its capital stock, except for (i) regular quarterly dividends payable on the Series B Stock with usual record and payment dates for such dividends and (ii) dividends between the Company and any Subsidiary that is wholly-owned by the Company; (d) split, combine, subdivide, reclassify or directly or indirectly redeem, purchase or otherwise acquire, recapitalize or reclassify, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other shares or liquidate in whole or in part; (e) enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement or increase in any manner the compensation or fringe benefits of, or modify the employment terms of, its directors, officers or employees, generally or individually, or pay any benefit not required by the terms in effect on September 1, 1999 of any existing Employee Benefit Plan, other than in the ordinary course of business consistent with past practice make normal merit increases to employees of the Company; (f) create, incur or assume any debt not outstanding as of September 1, 1999 (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to or investments in, any other person or entity, except, in each case, in the ordinary course of business; (g) change in any material respect its accounting methods, principles or practices, except insofar as may be required by a change in generally accepted accounting principles; (h) make any material tax election or settle or compromise any material income tax liability; (i) acquire, sell, lease, encumber or dispose of any assets or property (including without limitation any shares or other equity interests in or securities of any Subsidiary or any corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets in the ordinary course of business; (j) discharge or satisfy any Security Interest or pay any obligation or liability other than in the ordinary course of business; (k) mortgage or pledge any of its property or assets or subject any such assets to any Security Interest other than in the ordinary course of business; (l) sell, assign, transfer or license any Intellectual Property, other than in the ordinary course of business; (m) enter into, amend, terminate, take or omit to take any action that would constitute a material violation of or default under, or waive, release or assign any material rights under, any material contract or agreement; (n) make or commit to make any capital expenditure in excess of $20,000 per item or in an aggregate in excess of $50,000; (o) willfully take any action, or willfully fail to take any action required or permitted by this Agreement with the intent that such action or failure to take action could result in (i) any of the representations and warranties of the Company set forth in the Merger Agreement becoming untrue or
(ii) any of the conditions to the Merger set forth in Article VII of the Merger Agreement not being satisfied; (p) hire, terminate or discharge any key employee or engage or terminate any key consultant, provided however that any such employee or consultant may himself or herself terminate his or her relationship with the Company in accordance with the terms of any applicable employment, consulting or similar agreement; (q) commence after September 1, 1999 any offerings of securities to employees pursuant to any new employee stock purchase plans; or (r) agree in writing or otherwise to take any of the foregoing actions.

     No Solicitation. Pursuant to the Merger Agreement, the Company covenanted and agreed with Parent and the Purchaser that the Company will, will cause its subsidiaries to, and will use its commercially reasonable efforts to cause the officers, directors, employees, investment bankers, attorneys and other agents and representatives of the Company and its subsidiaries to, immediately cease any existing activities, information exchanges, discussions or negotiations with any person (including a "person" as defined in Section 13(d)(3) of the Exchange
Act) other than Parent or the Purchaser (a "Third Party") heretofore conducted with respect to any Acquisition Transaction (as defined below). The Company also agreed that it will not, will cause its subsidiaries not to, and will use its commercially reasonable efforts to cause the officers, directors, employees, investment bankers, attorneys and other agents and representatives of the Company and its subsidiaries not to, directly or indirectly, (a) solicit, initiate, continue or encourage (including by way of furnishing or disclosing non-public information) any inquiries, proposals or offers from any Third Party with respect to any acquisition or purchase of all or a material portion of the assets or business of, or any significant equity interest in (including by way of a tender offer), or any merger, consolidation or business combination with, or any similar transaction involving, the Company (the foregoing being referred to collectively as an

"Acquisition Transaction"), or (b) negotiate or otherwise communicate in any way with any Third Party with respect to any Acquisition Transaction or enter into, approve or recommend any agreement, arrangement or understanding requiring the Company to abandon, terminate or fail to consummate the Offer and/or the Merger or any other transaction contemplated thereby. Additionally, the Company agreed to terminate all letters of intent or agreements with respect to any Acquisition Transaction outstanding as of September 1, 1999 and provide evidence of such termination to Parent. Notwithstanding anything to the contrary in the foregoing, the Company may in response to an unsolicited proposal with respect to an Acquisition Transaction with a Third Party furnish or disclose non-public information to such Third Party and negotiate or otherwise communicate with such Third Party, in each case only if (i) the Board of Directors of the Company (after consultation with its outside legal counsel and independent financial advisors) reasonably determines in good faith that such proposal would be likely to be more favorable to the Company and its shareholders than the transaction contemplated by the Merger Agreement (the proposal with respect to an Acquisition Transaction meeting the requirements of clause (i), a "Superior Proposal"); and (ii) prior to furnishing or disclosing any non-public information to, or entering into discussions or negotiations with, such Third Party, the Company receives from such Third Party a customary confidentiality agreement similar in all material respects to the confidentiality agreement between Parent and the Company; provided, however, that the Company shall not enter into a definitive agreement with respect to a Superior Proposal unless the Company concurrently terminates the Merger Agreement in accordance with the terms thereof.

     The Merger Agreement also provides that the Company will notify Parent and the Purchaser, no later than 24 hours after receipt by the Company, or any of its advisors, of any proposal relating to an Acquisition Transaction or any request for nonpublic information in connection with a proposed Acquisition Transaction or for access to the properties, books or records of the Company by any person or entity that informs the Company that it is considering making, or has made, an Acquisition Transaction (the "Acquisition Proposal"). Such notice to the Parent and Purchaser must be made orally and in writing and must indicate in reasonable detail the identity of the person making the Acquisition Proposal and the terms and conditions of such proposal, inquiry or contact. The Company must give the Parent and the Purchaser at least seven business days advance notice of any definitive agreement proposed to be entered into by the Company with any person making a Superior Proposal.

     Indemnification and Insurance.  The Merger Agreement provides as follows:

          (a) The Purchaser and Parent agree that for a period of six years from the Effective Time, the Purchaser will maintain all rights to indemnification now existing in favor of the current or former directors, officers, employees, fiduciaries and agents of the Company as provided in the Company's Restated Articles of Incorporation and Bylaws or otherwise in effect under any agreement on September 1, 1999. In addition, the Purchaser and Parent agree that the articles of incorporation and bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the Company's Restated Articles of Incorporation and Bylaws on September 1, 1999, which provisions will not be amended, repealed or otherwise modified for a period of six years after the Acceptance Date in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including without limitation, the transactions contemplated by the Merger Agreement), unless such modification is required by law. Notwithstanding the six-year period specified in the foregoing sentences, in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

          (b) The Surviving Corporation will at all times exercise the powers granted to it by its articles of incorporation, its bylaws, and by applicable law to indemnify and hold harmless to the fullest extent possible present or former directors, officers, employees, fiduciaries and agents of the Company against any threatened or actual claim, action, suit, proceeding or investigation made against them arising from their service in such capacities (or service in such capacities for another enterprise at the request of the Company) prior to and including the Effective Time, including, without limitation, with respect to matters relating to the Merger Agreement.

          (c) In addition to the foregoing, Parent agrees that the Company and, from and after the Effective Time, the Surviving Corporation, shall cause to be maintained in effect for not less than six years from the Effective Time, the current policies of the directors' and officers' liability insurance, if any, maintained by the Company with respect to matters occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by the Merger Agreement); provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous and provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; and provided, further, that the Surviving Corporation will not be required to pay an annual premium in excess of 200% of the last annual premium paid by the Company prior to September 1, 1999 and if the Surviving Corporation is unable to obtain the insurance required by this paragraph it will obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

     Waiver. At any time prior to the Effective Time, a party may (i) extend the time for performance of any obligations or other acts of any other party,
(ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement by any other party or (iii) subject to Section 8.03 of the Merger Agreement, waive compliance by any other party with any of the agreements or conditions contained in the Merger Agreement.

     Termination. The Merger Agreement provides that the Merger Agreement may be terminated and the Merger contemplated thereby may be abandoned at any time prior to the Effective Time, whether or not approval thereof by the shareholders has been obtained:

          (a) by the mutual written consent of Parent and the Company; or

          (b) by either the Company or Parent if the Offer has not been consummated by December 31, 1999 and the terminating party is not in material breach of its obligations under the Merger Agreement; or

          (c) by Parent or the Company if there is any law or regulation that makes consummation of the Offer or the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Parent or the Company from consummating the Offer or the Merger is entered and such judgment, decree, injunction, ruling or other action becomes final and nonappealable; or

          (d) by Parent and the Purchaser by giving written notice to the Company if the Company is in breach, and by the Company by giving written notice to Parent and the Purchaser in the event that Parent or the Purchaser in breach, of any material representation, warranty, or covenant contained in this Agreement, and such breach is not remedied within ten days of delivery of written notice thereof; or

          (e) by either the Company or Parent, if the Board (i) withdraws or modifies in a manner adverse to Parent and the Purchaser its approval or recommendation of the Offer or the Merger; (ii) approves or recommends any Acquisition Transaction in respect of the Company in compliance with the provisions of the Merger Agreement (see "No Solicitation" above) and makes the payments referred to under "Fees and Expenses" below or (iii) resolves to take any of the foregoing actions.

     Fees and Expenses. The Merger Agreement provides that, except as described below, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Offer, the Merger Agreement, the Stock Option Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses.

     In the event the Merger Agreement is terminated by Parent pursuant to subsection (e) under "Termination" above, or by the Company pursuant to subsection (e) under "Termination" above, the Company must pay in cash to Parent a termination fee equal to $1,000,000 (the "Company Termination Fee"). The Company Termination Fee will be paid in cash in immediately available funds. Half of such fee will be paid prior to and as a condition precedent to the effectiveness of termination of the Merger Agreement, and the other half will be paid upon consummation of the Superior Proposal or termination or withdrawal of the Superior Proposal. In no event will the Company be required to pay Parent any Company Termination

Fee, if, immediately prior to the applicable termination of the Merger Agreement, Parent was in material breach of any of its material obligations under the Merger Agreement.

  The Stockholder Agreements

     Concurrently with the execution of the Merger Agreement, Parent and the Purchaser entered into Stockholder Agreements with each of the Selling Shareholders with respect to, in the aggregate, 1,670,400 Shares (excluding Shares issuable upon the exercise of stock options) owned by such Selling Shareholders representing approximately 40% of the Shares (and approximately 25% of the Shares outstanding on a fully diluted basis) outstanding on August 31, 1999. The Selling Shareholders are Donald W. Vahlsing, Robert E. Weisenberg, Thomas M. Dykstra, the Vice President, Secretary and Treasurer of the Company, and Michael D. Dunham, the President and Chief Executive Officer of the Company. Pursuant to the Stockholder Agreements, each of the Selling Shareholders has agreed to validly tender, in accordance with the terms of the Offer, all Shares subject to the Stockholder Agreements. Each of the Selling Shareholders has agreed not to withdraw his shares subject to the Stockholder Agreements unless the Stockholder Agreements are terminated in accordance with the terms of such Stockholder Agreements.

     Each of the Selling Shareholders has agreed that, except as necessary to exercise a Selling Shareholder's fiduciary duties as a director of the Company with respect to a Superior Proposal and except as contemplated by the Stockholder Agreements and the Merger Agreement, he shall not (i) transfer, or consent to the transfer of, any or all of the Shares or any interest therein,
(ii) enter into any contract, option, or other agreement or understanding with respect to any transfer of any or all of the Shares or any interest therein,
(iii) grant any proxy, power-of-attorney or other authorization in or with respect to the Shares, (iv) deposit the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or (v) take any other action that would in any way restrict, limit or interfere with the performance of his obligations under the Stockholder Agreement or the Merger Agreement or the Stock Option Agreement.

     The covenants and agreements contained in the Shareholder Agreements will terminate upon the earlier of (i) the Effective Time, (ii) one year following the execution of the Stockholder Agreements or (iii) the termination of the Merger Agreement in certain circumstances.

     In connection with the execution of the Stockholder Agreements, Michael D. Dunham and Thomas M. Dykstra agreed to (a) use $1,000,000 and $815,000, respectively, of the proceeds they receive from the sale of their Shares in the Offer to purchase in the open market shares of stock of IFS AB and (b) retain the shares of IFS AB stock they purchase for a minimum of six months. The Company has agreed to reimburse (including with respect to the taxes incurred as a result of such reimbursement) Messrs. Dunham and Dykstra for any brokerage commissions they incur in connection with both the purchase and subsequent sale of the shares of IFS AB stock.

  THE STOCK OPTION AGREEMENT

     Purchase of Shares. On the terms and subject to the conditions set forth in the Stock Option Agreement, the Company agreed to issue and sell to the Purchaser that number of newly issued Shares (the "Option Shares") equal to the number of Shares that, when added to the number of Shares owned by the Purchaser and its affiliates immediately following the consummation of the Offer, constitutes 90% of the outstanding Shares on a fully diluted basis (giving effect to the issuance of the Option Shares), at a per share purchase price equal to the Offer Price. The closing of such sale of Shares shall occur at any one time after the acceptance for payment by Purchaser of the Shares constituting at least 75% but less than 90% of the Shares then outstanding on a fully diluted basis (the "Exercise Event") but prior to the earliest to occur of
(x) the Effective Time, (y) ten business days after the occurrence of the Exercise Event and (z) the termination of the Merger Agreement in accordance with the terms thereof.

     Conditions to Closing. The obligation of the Company to deliver the Option Shares upon the Purchaser's exercise of its option is subject to the following conditions: (a) all waiting periods under the HSR Act applicable to the issuance and delivery of the Option Shares pursuant to the Stock Option Agreement shall have expired or been terminated and (b) there shall be no preliminary or permanent injunction or other final, nonappealable judgment by any court of competent jurisdiction restricting, preventing or prohibiting the issuance and delivery of the Option Shares.

     Covenants of the Company. Pursuant to the Stock Option Agreement, the Company covenanted and agreed to use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated thereunder, including, without limitation, using all reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities.

     Certain Representations and Warranties. In connection with the Stock Option Agreement, the Company made certain customary representations and warranties to Parent and the Purchaser, including with respect to (i) authorization, reservation and validity of the issuance of the Option Shares pursuant to such agreement and the absence of encumbrances on and in respect of such Shares and (ii) the Company's valid existence and requisite corporate powers. In connection with the Stock Option Agreement, Parent and the Purchaser made certain customary representations and warranties to the Company, including with respect to (i) authority to enter into and perform their obligations under the Stock Option Agreement, (ii) due organization, valid existence and requisite corporate powers and (iii) the investment intent of Parent and the Purchaser.

12. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY

     Purpose of the Offer. The purpose of the Offer and the Merger is to enable Parent to acquire control of, and the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all the Shares. Parent will consummate, as soon as practicable following the consummation of the Offer, the Merger. The purpose of the Merger is to acquire all Shares not purchased pursuant to the Offer or otherwise. Pursuant to the Merger, each then outstanding Share (other than Shares held by Parent or the Purchaser, any wholly owned subsidiary of Parent or the Purchaser, in the treasury of the Company or by any wholly owned subsidiary of the Company or held by shareholders who perfect any applicable dissenters' rights under the WBC) will be converted into the right to receive the amount in cash equal to the Offer Price paid by the Purchaser pursuant to the Offer. Upon consummation of the Merger, the Company will become a wholly owned subsidiary of Parent.

     Plans for the Company. It is expected that, initially following the Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued by the Company substantially as they are currently being conducted. Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger, and will take such actions as it deems appropriate under the circumstances then existing. Parent intends to seek additional information about the Company during this period. Thereafter, Parent intends to seek information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing exploitation of the Company's potential in conjunction with Parent's businesses.

     Except as indicated in this Offer to Purchase, Parent does not have any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries or any material change in the Company's capitalization or dividend policy or any other material changes in the Company's corporate structure or business, or the composition of the Company's management.

     Shareholder Approval. Under the WBC and the Company's Restated Articles of Incorporation, the approval of the Board and the affirmative vote of the holders of a majority of the voting power of the outstanding Shares are required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger.

     The Company's Board of Directors has unanimously approved the Offer, the Merger and the Merger Agreement and the transactions contemplated thereby. Unless the Merger is consummated pursuant to the short form merger provisions under the WBC described below (in which case no further corporate action by the shareholders of the Company will be required to complete the Merger), the only remaining required corporate action of the Company will be the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the voting power of the outstanding Shares, subject to Section
180.1150 of the WBC.

     Pursuant to the Merger Agreement, the Company has agreed to take all action necessary under the WBC and its Restated Articles of Incorporation and Bylaws to convene a meeting of its shareholders promptly following consummation of the Offer to consider and vote on the Merger. If the Purchaser owns at least 75% of the outstanding Shares, approval of the Merger can be obtained without the affirmative vote of any other shareholder of the Company.

     Short Form Merger. If the Purchaser owns at least 75% but less than 90% of the outstanding Shares, pursuant to the Stock Option Agreement, the Purchaser may exercise an option to purchase from the Company at the Offer Price newly issued Shares in an amount equal to the number of Shares that, when added to the number of Shares owned by the Purchaser and its affiliates immediately following consummation of the Offer, shall constitute 90% of the Shares then outstanding on a fully diluted basis (giving effect to the issuance of such Shares). Pursuant to the Merger Agreement, upon the mutual agreement of Parent and the Company, the Merger may be structured so that the Company will be merged with and into the Purchaser, with the Purchaser continuing as the Surviving Corporation. If the Merger is so structured, under Section 180.1104 of the WBC, and the Purchaser owns at least 90% of the outstanding Shares, the Purchaser will be able to approve the Merger without a vote of the Company's shareholders (a "Short Form Merger"). In such event, the Purchaser anticipates that it will take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition without a meeting of the Company's shareholders.

     Dissenters' Rights. While no dissenters' rights are available in connection with the Offer, Section 180.1301 through 180.1331 of the WBC may provide dissenters' rights to holders of the Shares, subject to the procedures described therein, to object to the Merger and demand payment of the "fair value" of their Shares in cash in connection with the consummation of the Merger. Dissenters' rights are available if the Merger is a "business combination" (as defined in Section 180.1130(3) of the WBC), or if the Shares are not registered on a national securities exchange or quoted on the National Association of Securities Dealers, Inc. automated quotations system on the record date for notice of the shareholders' meeting held to vote on the Merger. The Merger will not be a "business combination" if it is consummated as a Short Form Merger or, if at the time of the Merger, the Company does not have a class of equity securities held of record by 500 or more persons or there are less than 100 Wisconsin residents who are shareholders of record with unlimited voting rights. If the Merger is not a "business combination" and dissenters' rights are available because the Shares are not registered on an exchange or quoted on Nasdaq, the "fair value" of the Shares will be determined as of the time immediately prior to the Merger and will exclude, if equitable, any appreciation or depreciation in the value of the Shares in anticipation of the Merger. If the Merger is a "business combination" and dissenters' rights are available, the "fair value" of the Shares will be determined pursuant to Section 180.l130(9)(a) of the WBC with reference to the public market price of the Shares if available, or otherwise as determined in good faith by the Company's Board of Directors. The "fair value," as so determined, could be more or less than the value per Share to be paid pursuant to the Offer and the Merger.

     The foregoing summary of the rights of dissenting shareholders does not purport to be a complete statement of the procedures to be followed by shareholders desiring to exercise their dissenters' rights in connection with the Merger. The preservation and exercise of dissenters' rights are conditioned on strict adherence to the applicable provisions of the WBC.

     Rule 13e-3. The Merger would have to comply with any applicable federal law operative at the time. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Merger. Rule 13e-3 requires, among other things, that certain financial information concerning the Company, and certain information relating to the fairness of the proposed transaction and the consideration offered to minority shareholders in such a transaction, be filed with the Commission and disclosed to minority shareholders prior to consummation of the transaction.

13. DIVIDENDS AND DISTRIBUTIONS

     The Merger Agreement provides that prior to the Acceptance Date, without the prior written consent of Parent, the Company will not, and will not permit any of its subsidiaries to, (i) declare, set aside or pay any dividend or other distribution on its capital stock except for regular quarterly dividends payable on the Series B Stock with usual record and payment dates for such dividends and dividends between the Company and any Subsidiary which is wholly-owned by the Company, (ii) except as explicitly permitted by the Merger Agreement, issue, sell or authorize the issuance or sale of any additional shares of its capital stock or securities convertible into shares of its capital stock or (iii) split, combine, redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock.

14. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES AND EXCHANGE ACT
REGISTRATION

     The Purchaser intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met. if registration of the Shares is not terminated prior to the Merger, the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

     Market for the Shares. The purchase of the Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The extent of the public market for Shares and availability of quotations will depend upon the number of holders of Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act, as described below, and other factors.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with shareholders' meetings and the related requirement of furnishing an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

15. CONDITIONS OF THE OFFER

     Notwithstanding any other provisions of the Offer, the Purchaser shall not be required to accept for payment or pay for any tendered Shares, unless the Minimum Condition has been satisfied. Furthermore, notwithstanding any other provisions of the Offer, the Purchaser shall not be required to accept for payment or pay for any tendered Shares until expiration or termination of any applicable waiting period under the HSR Act and may, subject to the terms of the Merger Agreement, amend the Offer or postpone the acceptance for payment of tendered Shares if at any time on or after the commencement of the Offer and before the Acceptance Date, any of the following occur:

          (a) there shall have been instituted an injunction or other order, decree, judgment or final ruling by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission of competent jurisdiction or a statute, rule, regulation, executive order or other action shall have been promulgated, or enacted, by a Governmental Entity or a governmental, regulatory or administrative agency or commission of competent jurisdiction which in any such case (i) restrains or prohibits the making or consummation of the Offer or the consummation of the Merger;
     (ii) prohibits or restricts the ownership or operation by Parent (or any of its affiliates or subsidiaries including the Purchaser) of all or a material portion of the Company's business or assets; or (iii) imposes material limitations on the ability of the Purchaser effectively to acquire or to hold or to exercise rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by the Purchaser on all matters properly presented to the shareholders of the Company;

          (b) the Company shall have entered into an agreement concerning any Superior Proposal, or the Board or any committee thereof shall have resolved to enter into such an agreement;

          (c) any Person or group (as defined in Section 13(d)(3) of the Exchange Act) (other than Parent, the Purchaser or any affiliate thereof) shall have become the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of Shares representing a majority of the total votes represented by all the Shares then outstanding on a fully diluted basis;

          (d) the Merger Agreement shall have been terminated in accordance with its terms;

          (e) there shall have occurred any event which would reasonably be expected to have a Material Adverse Effect on the Company, except for general economic changes, changes that affect the industry of the Company or any Subsidiary generally and changes in the Company's business attributable solely to actions taken by Parent or the Purchaser;

          (f) the Company shall have breached or failed to perform in any material respect any of its obligations, covenants or agreements under the Merger Agreement and such breach or failure to perform is not curable, or if curable, is not cured within ten (10) business days after written notice of such breach or failure is given by Parent to the Company; or

          (g) any of the representations and warranties of the Company set forth in the Merger Agreement are not materially true and correct at the date of the Merger Agreement and at the scheduled expiration of the Offer (as though made as of such date, except that those representations and warranties that address matters only as of a particular date shall remain materially true and correct as of such date);

which, in the reasonable judgment of Parent and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment, purchase of, or payment for Shares.

16. CERTAIN REGULATORY AND LEGAL MATTERS

     Except as described in this Section 16, based on information provided by the Company, none of the Company, the Purchaser or Parent is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required or desirable for the acquisition and ownership of the Shares by the Purchaser as contemplated herein. Should any such approval or other action be required or desirable, the Purchaser and Parent presently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws." While, except as otherwise described in this Offer to Purchase, the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the

Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 15 for certain conditions to the Offer, including conditions with respect to governmental actions.

     State Takeover Laws. A number of states within the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, shareholders, executive offices or places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp.
v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining shareholders, provided that such laws were applicable only under certain conditions.

     Sections 180.1140 through 108.1144 of the WBC (the "Wisconsin Business Combination Law") prohibit certain business combinations between a resident domestic corporation (such as the Company) and an "interested stockholder" (defined generally as any person who beneficially owns, directly or indirectly, 10% or more of the outstanding voting stock of a domestic corporation or who is an affiliate or associate of the corporation and beneficially owned 10% or more of the voting stock within the last three years) for a period of three years after the date on which the person became an interested stockholder unless, among other exceptions, the acquisition of the shares or the business combination has been approved by the board of directors of the resident domestic corporation prior to the date on which the interested stockholder became an interested stockholder. Although the acquisition of the Shares pursuant to the Merger after the purchase of Shares in the Offer would involve a business combination between a resident domestic corporation and an interested stockholder, the Company's execution of the Merger Agreement, which provides for the Offer and the Merger, was unanimously approved by the Board of Directors of the Company prior to the date on which the Purchaser will become an interested stockholder. Accordingly, the Wisconsin Business Combination Law is inapplicable to the Offer, the Merger and the exercise of the option under the Stock Option Agreement.

     Section 180.1150 of the WBC contains "Control Share" provisions limiting, under certain circumstances, the voting power of a shareholder that holds in excess of 20% of the voting power of certain corporations. As a result, Shares purchased by the Purchaser from shareholders that constitute in excess of 20% of the voting power in the election of directors of the Company will be limited to 10% of the full voting power of such Shares (Shares acquired from the Company are not so limited). However, since the Minimum Condition is 75% of the Shares outstanding on a fully diluted basis, if the Minimum Condition is met, the Control Share provision of the WBC will not affect the Purchaser's ability to approve the Merger.

     Sections 180.1130 through 180.1134 of the WBC (the "Wisconsin Fair Price Law") generally provide, with certain exceptions, that "business combinations" involving a resident domestic corporation that has a class of voting stock registered or traded on a national securities exchange or that is registered under Section 12(g) of the Exchange Act (such as the Company) and a "significant shareholder" (defined generally as any person that is the beneficial owner, either directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation) be approved by the affirmative vote of at least 80% of the voting power of the resident domestic corporation's stock and at least 66 2/3% of the voting power of the corporation's stock not beneficially owned by the significant shareholder, in each case voting together as a group, unless certain "fair price" conditions set forth in Section 180.1132 of the WBC are satisfied. The amount to be paid for each Share in both the Offer and pursuant to the Merger currently satisfies each of the conditions of Section 180.1132 of the WBC. Accordingly, the restrictions contained in the Wisconsin Fair Price Law are not currently applicable to the Merger. Further, if the Merger is consummated as a Short-Form Merger, the Merger will not be a "business combination" under, and will not be subject to the provisions of, the Wisconsin Fair Price Law.

     Based on information supplied by the Company's representations in the Merger Agreement, the Purchaser does not believe that any other state takeover statutes apply to the Offer or the Merger. Neither the

Purchaser nor Parent has currently complied with any such state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, the Purchaser may not be obligated to accept for payment or pay for any Shares tendered pursuant to the Offer.

     Antitrust. Under the HSR Act, and the rules and regulations that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by the Purchaser pursuant to the Offer and the Stock Option Agreement are subject to such requirements.

     Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares under the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing. Such filing is expected to be made on or about September 15, 1999. Assuming such filing is made on September 15, 1999, the waiting period with respect to the Offer would expire at 11:59 p.m., New York City time, on September 30, 1999 unless a request for additional information or documentary material is received or the Antitrust Division and the FTC terminates the waiting period prior thereto. If, within such 15-day period, either the Antitrust Division or the FTC requests additional information or material concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with consent. The Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See "Section 15. Certain Conditions of the Offer."

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's acquisition of Shares pursuant to the Offer and the Merger. At any time before or after the Purchaser's acquisition of Shares, either the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise or seeking divestiture of Shares acquired by the Purchaser or divestiture of substantial assets of IFS AB, Parent or its affiliates. Private parties and state attorneys general may also bring action under the antitrust laws under certain circumstances. Based upon an examination of publicly available information relating to the businesses in which IFS AB, Parent and the Company are engaged, IFS AB, Parent and the Purchaser believe that the acquisition of Shares by the Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by the Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result.

17. FEES AND EXPENSES

     Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

     Purchaser has retained MacKenzie Partners, Inc. ("MacKenzie") as the Information Agent, and American Stock Transfer & Trust Company as the Depositary, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners.

     As compensation for acting as Information Agent in connection with the Offer, MacKenzie will receive reasonable and customary compensation, plus reimbursement for certain out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws. As compensation for acting as Depositary in connection with the Offer, American Stock Transfer & Trust Company will receive reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary handling and mailing expenses incurred by them in forwarding material to their customers.

18. MISCELLANEOUS

     Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Pursuant to Rule 14d-3 of Regulation 14D under the Exchange Act, IFS AB, Parent and Purchaser have filed with the Commission a Schedule 14D-1, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in "Section 7. Certain Information Regarding the Company," except that they will not be available at the regional offices of the Commission.

                                          IFS ACQUISITION, INC.

September 8, 1999

                                   SCHEDULE I

        DIRECTORS AND EXECUTIVE OFFICERS OF IFS AB, PARENT AND PURCHASER

     The following table sets forth the name, current business address, citizenship and present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of IFS AB, Parent and Purchaser. Except for Mr. Terje Vangbo, the current business address of each such person is c/o Industrial & Financial Systems, IFS AB, Teknikringen 5 SE-583 30 Linkoping Sweden. Mr. Vangbo's current business address is c/o IFS Americas, Inc., 900 East Golf Road, Suite 900, Schaumberg, IL 60173. Unless otherwise indicated, each person is a citizen of Sweden and has held his present position as indicated below for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with IFS AB.

                                                    PRESENT PRINCIPAL OCCUPATION AND
          NAME               TITLE                    FIVE-YEAR EMPLOYMENT HISTORY
------------------------  -----------  ----------------------------------------------------------
Terje Vangbo............  Area         Mr. Vangbo has served as a Director of IFS AB since 1992
                          Manager,     and was Chairman of the Board from 1992 to 1997. Mr.
                          North        Vangbo has served as Area Manager, North America and
                          America and  President of IFS, Inc. since February 1, 1999. Prior
                          Director     thereto, and since 1994, Mr. Vangbo served as Chief
                                       Executive Officer of IFS Norway, a wholly-owned subsidiary of IFS AB. Mr. Vangbo is a citizen of Norway.
Bengt Nilsson...........  President,   Mr. Nilsson has served as a Director, President and Chief
                          Chief        Executive Officer of IFS AB since 1983. Mr. Nilsson is
                          Executive    also a director of BLN Forvaltnings AB, Nocom AB and
                          Officer and  LinkTech AB.
                          Director
Jan Danielsson..........  Chairman     Mr. Danielsson has served as a Director of IFS AB since
                                       1997. Mr. Danielsson has served as a professional director to certain companies during the last five years and in
                                       such capacity was a member of Volvo Group Management. Mr.
                                       Danielsson is also a director of Nordfalks AB, A-Banan
                                       Projekt AB, Ekman & Co AB and AH Chalmerinvest.
Rolf Erichs.............  Director     Mr. Erichs has served as a Director of IFS AB since 1997.
                                       For the last five years, Mr. Erichs has served as
                                       President of Erichs Communication AB. Prior thereto, he
                                       was Vice President-Information at Saab-Scania AB and at
                                       Industrigruppen JAS AB. Mr. Erichs is also a director of
                                       Erichs Communication AB.
Ake Fredriksson.........  Director     Mr. Fredriksson has served as a Director of IFS AB since
                                       1998. During the last five years, Mr. Fredriksson has been the President and Chief Executive Officer of Perstorp AB.
                                       Mr. Fredriksson is also a director of Kemikontoret.
Lars Karlsson...........  Director     Mr. Karlsson has served as a Director of IFS AB since
                                       1983. Mr. Karlsson is currently the President of Arnek
                                       Advertising, AB. Until September of 1998, Mr. Karlsson was
                                       the President and a director of Meson Capital AB. Mr.
                                       Karlsson is also a director of Agaricus AB, LinkTech AB
                                       and Mjardevi Science Park AB.

                                                    PRESENT PRINCIPAL OCCUPATION AND
          NAME               TITLE                    FIVE-YEAR EMPLOYMENT HISTORY
------------------------  -----------  ----------------------------------------------------------
Bo Lerenius.............  Director     Mr. Lerenius has served as a Director of IFS AB since
                                       1998. Mr. Lerenius has been responsible for the venture
                                       capital operations for Stena AB since May 1999. For the
                                       last five years, until August 1998, Mr. Lerenius served as
                                       Chief Executive Officer of Stena Line AB. Mr. Lerenius is
                                       also a director of Addum Industri AB, International Duty
                                       Free Association, Skeppshypotekskassan, Stena Line AB,
                                       Swedish Shipping Association, West Sweden Chamber of
                                       Commerce and Swedish Fair.
Michael Hallen..........  President,   Mr. Hallen has been President of IFS R&D since 1994.
                          IFS R&D
Sverker Lundberg........  Financial    Mr. Lundberg has been the Financial Manager of IFS AB
                          Manager      since 1994.
Jan Moodh...............  Manager,     Mr. Moodh has been Manager, Nordic Region of IFS AB since
                          Nordic       1985.
                          Region
Thomas Pettersson.......  Manager,     Mr. Pettersson has been Manager, EMEA Region of IFS AB
                          EMEA Region  since 1985.
Manni Svensson..........  Marketing    Mr. Svensson has been Marketing Manager of IFS AB since
                          Manager      1983.
Ulf Annas...............  Manager,     Mr. Annas has been Manager, Market Development of IFS AB
                          Market       since 1985.
                          Development

     The name and position with Parent and Purchaser of each director and officer of Parent and Purchaser are set forth below. The business address is 900 East Golf Road, Suite 900, Schaumberg, IL 60173. The five-year employment history and citizenship of each person is set forth above.

             NAME                                          TITLE
------------------------------  ------------------------------------------------------------
Terje Vangbo..................  Sole Director, President and Secretary of IFS Americas, Inc.
Terje Vangbo..................  Sole Director, President and Secretary of IFS Acquisition,
                                Inc.

Facsimile copies (with manual signatures) of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or such shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below:

                        THE DEPOSITARY FOR THE OFFER IS:

                    AMERICAN STOCK TRANSFER & TRUST COMPANY

           By Mail:               By Facsimile Transmission:    By Hand or Overnight Delivery:
  40 Wall Street, 46th Floor     (Eligible Institutions Only)     40 Wall Street, 46th Floor
      New York, NY 10005                (718) 234-5001                New York, NY 10005
  (Attention: Reorganization                                      (Attention: Reorganization
         Department)                Confirm by Telephone:                Department)
                                        (718) 921-8200
                                    For Information Call:
                                        (718) 921-8200

                   CONFIRM RECEIPT OF FACSIMILE BY TELEPHONE:

     Any questions or requests for assistance or additional copies of the Offer to Purchase and the related Letter of Transmittal, and other tender offer materials, may be directed to the Information Agent at its address and telephone number listed below. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                        [MACKENZIE PARTNERS, INC. LOGO]
                                156 FIFTH AVENUE
                               NEW YORK, NY 10010
                                 (212) 929-5500
                                       OR
                                 1-800-322-2885